Exhibit 99.1

                                                         FOR IMMEDIATE RELEASE

Contact: Robert Siegfried/Jeremy Fielding
Kekst and Company
212-521-4800

            ENDO PHARMACEUTICALS CHALLENGES THE PURDUE FREDERICK
              COMPANY'S OXYCONTIN(R)(OXYCODONE HYDROCHLORIDE
                 EXTENDED-RELEASE TABLETS, 40 MG) PATENTS

      Chadds Ford, PA, October 25, 2000 - Endo Pharmaceuticals Holdings Inc. (NASDAQ: ENDP and ENDPW), a fully integrated, specialty pharmaceutical company with market leadership in pain management, announced today that, on October 20, 2000, The Purdue Frederick Company (and related companies) filed suit against Endo in the U.S. District Court for the Southern District of New York alleging that Endo's bioequivalent version of Purdue Frederick's OxyContin(R), 40 mg strength, infringes three of its patents. The United States Food and Drug Administration (FDA) accepted Endo's Abbreviated New Drug Application (ANDA) submission, including the required Paragraph IV certification, for a bioequivalent version of Purdue Frederick's OxyContin(R), 40 mg strength, earlier this year. OxyContin(R) is indicated for the management of moderate-to-severe pain. Although Endo believes the patents asserted by Purdue Frederick are invalid and/or not infringed, no assurance can be given as to the outcome of the patent challenge process.

      Carol A. Ammon, Endo's President and Chief Executive Officer, said, "Endo is very pleased to have filed this important ANDA. This ANDA underscores Endo's continued commitment to expanding its portfolio of pain management products. Endo believes that it is the first to have filed this ANDA and is prepared to vigorously defend its position in this lawsuit."

      Endo, through its wholly owned subsidiaries Endo Pharmaceuticals Inc. and Endo Inc., is a fully integrated specialty pharmaceutical company with market leadership in pain management. The company is engaged in the research, development, sales and marketing of both branded and generic pharmaceutical products primarily for the treatment of pain. Endo has a portfolio of thirteen branded products that includes established brands such as Percocet(R) and Percodan(R), opioid analgesics that treat moderate-to-severe pain.

      To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties. As a result of such risks and uncertainties, which include, but are not limited to, the difficulty of predicting FDA approvals, risks with respect to technology and product development, the effect of competing products and prices, uncertainties regarding intellectual property protection, uncertainties as to the outcome of litigation, changes in operating results and other risks discussed from time to time in Endo's filings with the Securities and Exchange Commission, actual results may differ materially from those expressed or implied by such forward-looking statements.

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